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                                                                    EXHIBIT 11.1


                        U.S. Restaurant Properties, Inc.
                         Earnings Per Share Computation

                                                         THREE MONTHS ENDED
                                                             MARCH 31,
                                                       ---------------------
(In thousands, except per share amounts)                 2001        2000
                                                       --------    ---------
Net income (loss)                                      $(19,579)   $     409
         Dividends on preferred stock                    (1,776)      (1,776)
                                                       --------    ---------
Net loss before extraordinary item                      (21,355)      (1,367)
         Extraordinary item                                (340)          --
                                                       --------    ---------
Net loss allocable to common stockholders              $(21,695)   $  (1,367)
                                                       ========    =========


Net loss per share allocable to common stockholders:
         Before extraordinary item                     $  (1.22)   $   (0.09)
            Extraordinary item                            (0.02)          --
                                                       --------    ---------
         After extraordinary item                      $  (1.24)   $   (0.09)
                                                       ========    =========